Calculation of Filing Fee Tables
S-3
ASSEMBLY BIOSCIENCES, INC.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.001 per share	457(a)	6,980,811	$ 24.64	$ 172,007,183.00	0.0001381	$ 23,754.19
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 172,007,183.00		$ 23,754.19
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 23,754.19
Offering Note
[1]	(1) Consists of: (a) 1,089,472 shares acquired by the selling stockholder pursuant to that certain Common Stock Purchase Agreement, dated October 15, 2023, between the registrant and the selling stockholder, which was amended on June 17, 2024 (as amended, the "Common Stock Purchase Agreement"); (b) 179,500 shares acquired by the selling stockholder pursuant to that certain Securities Purchase Agreement, dated June 17, 2024 (the "2024 Securities Purchase Agreement"), (c) 179,500 shares underlying the warrant to purchase common stock pursuant to the 2024 Securities Purchase Agreement; (d) 940,499 shares acquired by the selling stockholder on December 19, 2024 pursuant to the terms of the Common Stock Purchase Agreement, (e) 2,295,920 shares acquired by the selling stockholder pursuant to that certain Securities Purchase Agreement, dated August 8, 2025 (the "2025 Securities Purchase Agreement"), (f) 1,147,960 shares underlying the Class A Warrant to purchase common stock pursuant to the 2025 Securities Purchase Agreement; and (g) 1,147,960 shares underlying the Class B Warrant to purchase common stock pursuant to the 2025 Securities Purchase Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction. (2) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant's common stock as reported on the Nasdaq Global Select Market on October 8, 2025, which date is within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A